As filed with the Securities and Exchange Commission on November 13, 2006
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WHERIFY WIRELESS, INC.
(Exact name of issuer as specified in its charter)

Delaware	76-0552098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201
Redwood Shores, California 94065

Telephone
(Address of Principal Executive Offices) (Zip Code)

2004 STOCK PLAN
(Full title of the plan)

Timothy Neher
Chief Executive Officer
Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, California 94065
(Name and address of agent for service)

(650) 551-5200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

2004 Stock Plan Common Stock, $.01 par value (options available for future grant) (1)	8,000,000	$0.52(3)	$4,160,000(3)	$445.12

(1)
These securities are of the same class and in addition to the 2,000,000 shares of Common Stock initially available to be granted under the 2004 Stock Plan, a stock option plan, and previously registered pursuant to Registration Statement No. 333-128179. The total number of shares of Common Stock now issuable under the 2004 Stock Plan, as amended, is 10,000,000.

(2)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)
Has been estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low price of the Common Stock as reported on the OTC Bulletin Board on November 3, 2006, because the price at which the options to be granted in the future may be exercised is not currently determinable.

The Exhibit Index for this Registration Statement follows the signature page.

WHERIFY WIRELESS, INC.
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the Registrant's 2004 Stock Plan (the "2004 Plan") under which the Registrant, pursuant to the Registration Statements on Form S-8 (File No. 333-128179, previously registered 2,000,000 shares of its common stock under the 2004 Plan. Under Section E of the General Instructions on Form S-8, the Registrant is registering additional shares under the 2004 Plan.

The Board of Directors of the Registrant amended the terms of the 2004 Plan to, among other things, increase the number of shares available under the 2004 Plan, subject to shareholder approval. On October 27, 2006, the shareholders approved the 2004 Plan, as amended. This Registration Statement covers the increase of 8,000,000 shares of common stock issuable under the 2004 Plan, bringing the total number of authorized shares to 10,000,000 shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this Registration Statement:

1.	Registrant's Registration Statement on Form S-8, filed on September 8, 2005, File No. 333-128179;

2.	Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006, filed on September 13, 2006;

3.	Registrant's Proxy Statement on Form DEF14A filed with the Commission on October 13, 2006 (File No. 000-24001);

4.
The description of Registrant's common stock contained in its registration statement on Form SB-2 (file no. 333-43379), as filed with the Commission on December 29, 1997, as amended), and all amendments and reports filed thereafter for the purpose of updating such description; and

5.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of Registrant's fiscal year ended June 30, 2006.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference (other than information furnished pursuant to Item 2.02 or Item 7.01 on Form 8-K, unless otherwise indicated therein) in this Registration Statement and to be a part hereof from the date of filing of such documents.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on this 10th day of November, 2006.

WHERIFY WIRELESS, INC. (a Delaware corporation)

By:	/s/ Timothy Neher
Timothy Neher Chief Executive Officer and Director

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Timothy Neher such person's true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Timothy Neher	Chief Executive Officer and Director	November 10, 2006
Timothy Neher	(Principal Executive Officer)

/s/ Mark E. Gitter	Chief Financial Officer	November 10, 2006
Mark E. Gitter	(Principal Accounting Officer)

/s/ W. Douglas Hajjar	Co-Chairman of the Board of Directors	November 10, 2006
W. Douglas Hajjar

/s/ Daniel McKelvey	Director	November 10, 2006
Daniel McKelvey

/s/ William Scigliano	Co-Chairman of the Board of Directors	November 10, 2006
William Scigliano

/s/ Wade Fenn	Director	November 10, 2006
Wade Fenn

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP

10.1	2004 Stock Plan, as amended

23.1	Consent of Allen Matkins Leck Gamble & Mallory LLP (included as part of Exhibit 5.1 hereto)

23.2	Consent of Malone & Bailey, PC

24.1	Power of Attorney (included at page 2 of the Registration Statement)